Exhibit 97.1

ZIMMER BIOMET HOLDINGS, INC.

COMPENSATION RECOVERY POLICY

Policy

The Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Zimmer Biomet Holdings, Inc. (the “Company”) has adopted this Compensation Recovery Policy (this “Policy”) pursuant to Rule 10D-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities and Exchange Commission (“SEC”) regulations promulgated thereunder, and applicable New York Stock Exchange (“NYSE”) listing standards. Subject to and in accordance with the terms of this Policy, upon a Recoupment Event, each Covered Executive shall be obligated to return to the Company, reasonably promptly, the amount of Erroneously Awarded Compensation that was received by such Covered Executive during the Lookback Period.

Administration

This Policy will be administered by the Committee. Any determinations made by the Committee will be final and binding on all affected individuals.

Definitions

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Covered Executive” means each of the Company’s current and former executive officers who is or was an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

“Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the excess of the amount of Incentive-Based Compensation received by the Covered Executive during the Lookback Period over the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (a) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (b) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.

“Financial Reporting Measures” are any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Lookback Period” means the three completed fiscal years immediately preceding the Required Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

A “Recoupment Event” occurs when the Company is required to prepare an Accounting Restatement.

“Required Restatement Date” means the earlier to occur of: (a) the date the Company’s Board, a committee of the Board, or the officer(s) of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an

Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Section 409A” means Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.

Amount Subject to Recovery

The Incentive-Based Compensation that is subject to recovery under this Policy includes such compensation that is received by a Covered Executive (i) on or after October 2, 2023 (even if such Incentive-Based Compensation was approved, awarded or granted prior to that date), (ii) after the individual began service as a Covered Executive, (iii) if the individual served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation, and (iv) while the Company has a class of securities listed on a national securities exchange or national securities association.

The amount of Incentive-Based Compensation subject to recovery from a Covered Executive upon a Recoupment Event is the Erroneously Awarded Compensation, which amount shall be determined by the Committee in accordance with this Policy.

For purposes of this Policy, Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Recovery of Erroneously Awarded Compensation

Promptly following a Recoupment Event, the Committee will determine the amount of Erroneously Awarded Compensation for each Covered Executive, and the Company will provide each such Covered Executive with a written notice of such amount and a demand for repayment or return. Upon receipt of such notice, each affected Covered Executive shall promptly repay or return such Erroneously Awarded Compensation to the Company.

If such repayment or return is not made within a reasonable time, the Company shall recover Erroneously Awarded Compensation in a reasonable and prompt manner using any lawful method determined by the Committee; provided that recovery of any Erroneously Awarded Compensation must be made in compliance with Section 409A. The applicable Covered Executive shall also be required to reimburse the Company for any and all expenses (including legal fees) reasonably incurred by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence. Any action by the Company to recover Erroneously Awarded Compensation under this Policy from a Covered Executive shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Covered Executive, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Executive is party.

Limited Exceptions

The Company shall not be required to recover Erroneously Awarded Compensation if the Committee determines that recovery would be impracticable and one of the following conditions is met:

•
the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Company has first made a reasonable effort to recover the Erroneously Awarded Compensation; or
•
the recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation; or

•
the recovery would likely cause a U.S. tax-qualified retirement plan to fail to meet the requirements of Internal Revenue Code Sections 401(a)(13) and 411(a) and the regulations thereunder.

Reliance on any of the above exemptions will further comply with applicable listing standards, including without limitation, documenting the reason for the impracticability and providing required documentation to NYSE.

No Insurance or Indemnification

Neither the Company nor any of its affiliates or subsidiaries may indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation (or related expenses incurred by the Covered Executive) pursuant to a recovery of Erroneously Awarded Compensation under this Policy, nor will the Company nor any of its affiliates or subsidiaries pay or reimburse a Covered Executive for any insurance premiums on any insurance policy obtained by the Covered Executive to protect against the forfeiture or recovery of any compensation pursuant to this Policy.

Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be applied and interpreted in a manner that is consistent with the requirements of Rule 10D-1 and any applicable regulations, rules or standards adopted by SEC or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. In the event that this Policy does not meet the requirements of Rule 10D-1, the SEC regulations promulgated thereunder, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed, this Policy shall be deemed to be amended to meet such requirements.

Amendment; Termination

The Board or the Committee may amend this Policy in its discretion and shall amend this Policy as it deems necessary to comply with the regulations adopted by the SEC under Rule 10D-1 and the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Board or the Committee may terminate this Policy at any time. Notwithstanding anything herein to the contrary, no amendment or termination of this Policy shall be effective if that amendment or termination would cause the Company to violate any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

Other Recoupment Rights

The Committee intends that this Policy will be applied to the fullest extent of the law. Any Incentive-Based Compensation provided for in an employment agreement, incentive compensation plan, policy, program or agreement, equity award, or similar plan, program or agreement shall, as a condition to the grant of any benefit thereunder, be subject to the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar provision in any employment agreement, incentive compensation plan, policy, program or agreement, equity award, or similar plan, program or agreement and any other legal remedies available to the Company. This Policy is in addition to any other clawback or compensation recovery, recoupment or forfeiture policy in effect or that may be adopted by the Company from time to time, or any laws, rules or listing standards applicable to the Company, including without limitation, the Company’s right to recoup compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, the Zimmer Biomet Holdings, Inc. Executive Performance Incentive Plan, the Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan and any other plan, policy or agreement to which the Company is party or to which an individual is subject. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Erroneously Awarded Compensation under this Policy and any such other clawback rights, unless required by applicable law.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Applicable Law

This Policy and all rights and obligations hereunder shall be governed by and construed in accordance with the law of the State of Indiana regardless of the application of rules of conflicts of laws that would apply to the laws of any other jurisdiction.

Venue

The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Policy will be exclusively in the courts in the State of Indiana, County of Kosciusko, or the federal courts for the United States for the Northern District of Indiana (should Federal jurisdiction exist).

Acknowledgement

Each Covered Executive shall be required to agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Executive will be fully bound by, and must comply with, the Policy, whether or not such Covered Executive has executed and returned a written acknowledgment to the Company.

Effective October 2, 2023